EXHIBIT 4.43

Date:	13th January 2009

Our ref:	OCC/LC/TEAM 1/CAM

CONFIDENTIAL

Global Optics Limited

12/F., Kin Teck Industrial Building,

26 Wong Chuk Hang Road,

Aberdeen, Hong Kong.

Attn: Mr. John Sham, President and CEO

Dear Sirs,

BANKING FACILITIES

Standard Chartered Bank (Hong Kong) Limited (the “Bank”) is pleased to offer certain banking facilities including, amongst other facilities, those terms set out in this facility letter (the “Facilities”) to the Customer below for the purposes of general working capital and trade finance and treasury requirement, subject to the Bank’s Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business attached and the terms and conditions set out in this facility letter.

A.	CUSTOMER:

Global Optics Limited

B.	FACILITY LIMITS:

(1)	General Banking Facilities

Type(s) of Facility	Facility Limit(s)	Designated Customer(s) and Sub-limit(s), if applicable

1. Trade Finance (Please refer to Appendix 1 for product details.)	HKD5,000,000.-

(a) Trade Finance Group All		• The Customer (HKD5,000,000.-)

(b) Trade Finance Group 1		• The Customer (HKD5,000,000.-)

(c) Trade Finance Group 2		• The Customer (HKD5,000,000.-)

Standard Chartered Bank (Hong Kong) Limited

Origination and Client Coverage

Credit Risk Control

11th Floor Standard Chartered Tower

388 Kwun Tong Road Kwun Tong Hong Kong

Global Optics Limited	Page 2

Total Facility Limit:	HKD5,000,000.-

Note:

•        The aggregate amounts outstanding under all Sub-limits shall not at any time exceed the Facility Limit to which the Sub-limits relate and the aggregate amounts outstanding under all Facilities shall not at any time exceed the Total Facility Limit.

(2)	Treasury Facilities (The Bank may arrange for these facilities to be available through Standard Chartered Bank or other members of the Standard Chartered Group and separate documentation would be executed where necessary.)

Type(s) of Facility	Designated Customer(s) and Sub-limit(s), if applicable

1. Foreign Exchange Contract(s) (Spot and Forward) Facility Limit to be determined by the Bank on a case by case basis.	• The Customer

2. Currency and Interest Rate Risk Management	• The Customer

Note: • The aggregate outstanding of the Treasury Facilities and the Facility 1 specified in the “General Banking Facilities” above shall not at any time exceed HKD5,000,000.-.

C.	PRICING AND CONDITIONS:

1. Trade Finance	Interest: HKD/foreign currency import/export facilities: 0.75% per annum over the Bank’s standard bills finance rate.

Commission: Standard rates unless otherwise stipulated.

	Letter of Credit Opening Commission: First USD50,000.- Balance	1/4% 1/16%

Maximum tenor/advance percentage for:
Export facilities: Not to exceed 90 days.

2. Foreign Exchange Contract(s) (Spot and Forward)	For transactions in the ordinary course of business of the Customer. Tenor: Up to 2 days for Spot. Up to 12 months for Forward.

3. Currency and Interest Rate Risk Management	For transactions in the ordinary course of business of the Customer. Tenor: Up to 12 months.

Global Optics Limited	Page 3

Handling Fee of Facilities:	A handling fee and other handling fee to be mutually agreed and payable on each anniversary of the date of this letter if the Facilities are continuing.

D.	SECURITY AND CONDITIONS PRECEDENT:

The availability of the Facilities is conditional upon the Bank’s receipt of the following documents, items and evidence (both in form and substance) satisfactory to the Bank:

1.	This letter duly executed by the Customer.

2.	A corporate guarantee executed by Global-Tech Advanced Innovations Inc. (formerly known as Global-Tech Appliances Inc.) for an unlimited amount.

3.	Original/Certified copies of all necessary consents, approvals and other authorisations (including board resolutions) in connection with the execution, delivery and performance of this letter and all other documents mentioned above, if applicable.

4.	(if any of the facilities referred to in this letter are to be made available by Standard Chartered Bank or other members of the Standard Chartered Group) All such documents, items or evidence with, in favour of or to Standard Chartered Bank or, as the case may be, such member of the Standard Chartered Group as the Bank may request.

5.	Such other documents, items or evidence that the Bank may request from time to time.

E.	COVENANTS AND UNDERTAKINGS:

The Customer undertakes to the Bank that it will:

1.	not create or permit to exist any mortgage, pledge, lien, charge, assignment or security interest over any of its assets in Hong Kong or in China to any party, nor will it issue any guarantee / indemnity, directly or indirectly, in support of any banking facility, borrowing or financial assistance given / to be given by any bank or financial institution to any party, outside British Virgin Islands, Hong Kong or China without first obtaining the prior written consent of the Bank.

2.	promptly submit to the Bank:

•	certified copies of the annual audited financial statements of the Customer and Global-Tech Advanced Innovations Inc. within 9 months after their financial year end;

•	a certified copy of the quarterly management accounts of Global-Tech Advanced Innovations Inc. within 120 days after the end of the relevant accounting period; and

•	other information that the Bank may request from time to time.

Global Optics Limited	Page 4

3.	immediately inform the Bank:

•	of any change of the Customer’s directors or beneficial shareholders or amendment to its memorandum or articles of association or equivalent constitutional documents;

•	of any substantial change to the general nature of the Customer’s existing business; or

•	if it becomes, or is aware that any of its directors, shareholders, partners or managers becomes, a Related Person (as defined in paragraph 5 of section F of this letter).

F.	OTHER TERMS AND CONDITIONS:

1.	The Facilities are available at the sole discretion of the Bank. The Bank may at any time immediately terminate, cancel or suspend the Facilities or otherwise modify the Facilities without the consent of any party.

2.	Notwithstanding any provisions stated in this letter, the Facilities are repayable on demand by the Bank. The Bank has the overriding right at any time to require immediate payment and/or cash collateralisation of all or any sums actually or contingently owing to it under the Facilities. This clause 2 does not apply to any factoring facility(ies).

3.	The Bank’s Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business (“Standard Terms and Conditions”) attached and/or referred to in this letter forms an integral part of this letter and the Customer agrees to observe and be bound by such Standard Terms and Conditions.

4.	The terms and conditions set out or referred to in this letter supersede and replace those set out in our letter (if any) previously sent to the Customer.

5.	Please note that section 83 of the Banking Ordinance imposes on the Bank certain limitations on advances to persons (including firms, partnerships and companies) related to its directors, employees with lending authority or controllers (each person so related shall be referred to as a “Related Person”). When acknowledging and accepting this facility letter, you should advise us if you are, or any of your directors, shareholders, partners or managers is, a Related Person within the meaning of the Banking Ordinance. If subsequent to your acceptance of this facility letter, you become, or are aware that any of your directors, shareholders, partners or managers is or becomes, a Related Person, you should immediately advise us in writing.

6.	The Customer acknowledges the following:

(a)	The Customer has received and read the Bank’s Notice to Customers and Other Individuals relating to the Personal Data (Privacy) Ordinance and the Code of Practice on Consumer Credit Data; and

(b)	The Customer has, or will, notify each of its Relevant Individuals, the Bank may, in the course of providing banking services to the Customer, receive Customer information in respect of that Relevant Individual.

For the purpose of the above, a “Relevant Individual” is defined as being one of the following (but not limited to) Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, department heads, corporate officers (e.g. authorized signatories, company secretary etc.), directors, major shareholders, beneficial owners, and guarantors (where applicable).

7.	This letter shall be governed by and construed in accordance with the laws of Hong Kong SAR.

Global Optics Limited	Page 5

Please sign and return to us the enclosed copy of this letter together with the attached Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business to the Bank’s Credit Risk Control at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon within one month after the date of this letter, failing which this offer shall lapse.

If you have any queries, please feel free to contact any of the following persons:

Queries on	Name	Telephone No.

Banking arrangements	Mr. Kelvin Fong, Relationship Manager	2821-1323

Yours faithfully,

For and on behalf of

STANDARD CHARTERED BANK (HONG KONG) LIMITED

/s/ Josephine To
Josephine To Senior Credit Documentation Manager

JT/ELG

Encl.

We agree and accept all the terms and conditions set out above and the Bank’s Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business attached and/or referred to in this letter, which we have read and understood.

For and on behalf of

GLOBAL OPTICS LIMITED

/s/ Kwong Ho Sham

Each of the undersigned hereby acknowledge the terms of this facility letter and confirm that their respective obligations under each guarantee and security document (as applicable) that they have executed in favour of the Bank will continue in full force and are not and will not be affected, discharged or varied by the execution of this facility letter.

For and on behalf of

GLOBAL-TECH ADVANCED lNNOVATIONS INC.

/s/ John C.K. Sham

Global Optics Limited	Page 6

Appendix 1

TRADE FINANCE FACILITY

Trade Finance Group All

•	Negotiation of export credit documents with discrepancies on a with recourse basis

Trade Finance Group 1

• Purchase of documents against payment bills with title documents on parties acceptable to the Bank on a with recourse basis

• Purchase of documents against acceptance bills with ECA/approved insurance cover on a with recourse basis

• Issuance of import letters of credit	- sight and usance
- with title documents

Trade Finance Group 2

• Purchase of documents against acceptance bills without ECA/approved insurance cover on a with recourse basis

• Purchase of documents against payment bills without title documents on parties acceptable to the Bank on a with recourse basis

• Issuance of import letters of credit	- sight and usance
- without title documents